FORM OF

CERTIFICATE OF DESIGNATIONS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”), of the Corporation and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 875,000 shares of Preferred Stock of the Corporation designated as “Series A Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $0.001 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount. The shares of such series created hereby shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be 875,000. The agreed stated value of each of the Series A Preferred Stock shall be $8.00 per share (the “Agreed Stated Value”). The Series A Preferred Stock shall, with respect to dividend rights, have the entitlements set forth herein and shall, with respect to rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to all classes of Common Stock of the Corporation and, subject to the rights of any series of Preferred Stock that may from time to time come into existence providing that the Series A Preferred Stock shall rank junior or senior thereto, other equity securities of the Corporation. Such number of shares may be decreased by resolution of the Board of Directors of the Corporation; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding.

2. Dividends and Distributions.

(a) Amount. The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock, payable in cash, out of funds legally available therefor at the annual rate of nine percent (9.0%) of the Dividend Base Amount (as defined below), payable quarterly in arrears. Dividends on the Series A Preferred Stock shall accrue on a daily basis from the date of issuance and are cumulative from such date whether or not the Corporation has earnings or profits, there are funds legally available for the payment of such dividends, the Corporation has sufficient cash, or dividends are declared.

(b) Payment. The first payment of dividends shall commence on the last day of the Calendar Quarter in which the initial closing of the issuance of the Series A Preferred Stock occurs (the “First Payment Date”) and shall continue on the last day of each subsequent Calendar Quarter following the First Payment Date (each, a “Dividend Payment Date”). Each distribution shall be made to the holders of shares of Series A Preferred Stock of record as they appear on the stock books of the Corporation on such record dates, not more than ten (10) days after the related Dividend Payment Date (each, a “Payment Due Date”). For purposes of this Certificate of Designations, “Calendar Quarter” shall mean a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

(c) Non-Payment. In the event that the Corporation fails to pay any distributions within ten (10) days of the applicable Payment Due Date, the Per Share Conversion Price (as defined in Section 5) shall be reduced by twenty percent (20%) until such time as all accrued dividends owing to the holders of Series A Preferred Stock are paid-in-full.

(d) Dividends Priority. Unless all dividends shall be declared and paid in full on all outstanding shares of Series A Preferred Stock, no dividends shall be declared or paid on, and no assets shall be distributed or set apart for, any shares of Junior Stock (as defined below) other than distributions of dividends in shares of the same class and series of Junior Stock to the holders of Junior Stock in respect of which such distribution is made.

(e) Dividend Base Amount. The “Dividend Base Amount” shall be $8.00 plus all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock).

(f) Junior Stock. “Junior Stock” shall mean (i) each class of the Corporation’s common stock (“Common Stock”), and (ii) each other class or series of the Corporation’s capital stock, whether common, preferred or otherwise, the terms of which do not provide that shares of such class or series shall rank senior to or on a parity with shares of the Series A Preferred Stock as to distributions of dividends and distributions upon the liquidation, winding-up and dissolution of the Corporation.

3. Liquidation Preference.

(a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation or (iii) voluntary or involuntary bankruptcy of the Corporation (subparagraphs (i), (ii) and (iii) being collectively referred to as a “Liquidation Event”), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before and in preference to any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to $8.00 per share plus an amount equal to all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. In the case of property or in the event that any such securities are restricted, the value of such property or securities shall be determined by agreement between the Corporation and the holders of a majority of the shares of Series A Preferred Stock then outstanding. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held. A merger or other corporate reorganization in which the Corporation’s stockholders shall receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of voting stock of the Corporation immediately before the consolidation or merger will in the aggregate own more than fifty percent (50%) of the voting shares of the continuing or surviving corporation after the consolidation or merger) or any transaction in which all or substantially all of the assets of the Corporation are sold shall be treated as a Liquidation Event. Holders of the Series A Preferred Stock shall receive prior notice of any such transaction in accordance with Section 8 hereof and an opportunity to convert their Series A Preferred Stock prior to the consummation of such transaction. All shares of Series A Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the Common Stock as provided herein and, unless the terms of such other series shall provide otherwise, senior to all other series of the Corporation’s preferred stock.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 3 and subject to any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to Section 5 immediately prior to such dissolution, liquidation or winding up of the Corporation.

4. Registration Rights.

(a) Initial Registration. The Corporation will, as soon as practicable but not later than sixty (60) days following the final closing of the offering pursuant to which the Series A Preferred Stock are issued (the sixtieth (60th) day following the final closing is referred to as the “Initial Filing Date”), (1) file with the Securities and Exchange Commission (“SEC”) a registration statement under the Securities Act of 1933, as amended (the “Act”) on the appropriate form of registration statement (“Registration Statement”) as is then available to effect a registration for resale of the shares of Common Stock underlying the Series A Preferred Stock (“Registrable Securities”) by the holders and use its best efforts to have such Registration Statement declared effective within 120 days after such final closing (or within 150 days in the event of a full review of the SEC) (the “Effective Date”) and (2) cause such Registration Statement to remain effective (the “Registration Period”) until the earlier of (i) such date as the holders of the Registrable Securities have completed the distribution described in such Registration Statement or (ii) at such time that all such shares have become eligible for sale pursuant to Rule 144 (or any successor thereto) under the Act. To the extent permissible, such Registration Statement also shall cover, to the extent allowable under the Act and the rules promulgated thereunder (including Rule 416 under the Act), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to such Registrable Securities. In the event the Registration Statement is not filed with the SEC on or before the Initial Filing Date or in the event the Registration Statement is not declared effective by the SEC on or before the Effective Date, the Company shall pay to each holder of Series A Preferred Stock, as liquidated damages and not as a penalty, an amount, for each month (or portion of a month) in which such delay shall occur, equal to one and one half percent (1.5%) of the purchase price paid by each such holder, until the point in time when the Registration Statement is filed with, or declared effective by, the SEC, respectively, which amount shall become payable on the first business day after the Initial Filing Date and every thirty days thereafter until the Registration Statement is filed or declared effective, respectively. The payment of liquidated damages as set forth in this clause (a) shall not constitute the holders’ exclusive remedies for such events and the holders shall have the remedy of specific performance. Notwithstanding the foregoing, the total cash payments payable by the Company for not meeting the Initial Filing Date and/or the Effective Date shall not exceed six percent (6%) of the purchase price paid by each such holder.

(b) Additional Registrable Securities. In the event the Corporation is obligated to issue Additional Shares (defined as (i) the shares of common stock underlying the Series A Preferred Stock and (ii) any additional shares of Common Stock issuable upon adjustment to the conversion or exercise price of the securities referenced in clause (i) above or as a result of the events set forth in Section 5(b) below) the Corporation shall use its best efforts to promptly prepare and file with the SEC one or more Registration Statements, on such form of registration statement as is then available to effect a registration for resale of such additional shares of Common Stock, covering the resale of the Additional Shares, but only to the extent the Additional Shares are not at the time covered by an effective Registration Statement. To the extent permissible, such Registration Statement also shall cover, to the extent allowable under the Act and the rules promulgated thereunder (including Rule 416 under the Act), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Additional Shares. A Registration Statement covering the Additional Shares shall be filed by the Corporation with the SEC as promptly as possible, but in no event more than thirty (30) days following the transaction resulting in the adjustment to the number of shares of Common Stock issuable pursuant to the Series A Preferred Stock (the “Additional Filing Deadline”). The Corporation shall cause such Registration Statement to remain effective for the Registration Period.

(c) Cutback. In connection with filing the Registration Statement, if the SEC limits the amount of Registrable Securities to be registered for resale pursuant to Rule 415 under the Securities Act, then the Company shall be entitled to exclude such disallowed Registrable Securities on a pro rata basis among the Holders thereof, with a first priority given to the shares of Common Stock underlying the Preferred Stock. The Company shall prepare, and, as soon as practicable but in no event later than the six months from the date the Company’s Registration Statement was declared effective, file with the SEC an additional Registration Statement (“Additional Registration Statement”) on Form S-1 covering the resale of all of the disallowed Registrable Securities not previously registered on an Additional Registration Statement hereunder. In the event that Form S-1 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form. The Company shall use its best efforts to have each Additional Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the ninety (90) days from the filing date of the Additional Registration Statement. The Company shall not be subject to liquidated damages as set forth in Section 4(a) in connection with the filing and effectiveness of the Additional Registration Statement registering the disallowed Registrable Securities.

5. Conversion Rights.

(a) Conversion, Per Share Conversion Price. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof upon exercise in accordance with Section 5(b), without the payment of additional consideration, into such number of fully paid and nonassessable shares of the Corporation’s Common Stock equal to the quotient obtained by dividing the Agreed Stated Value plus all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, by $2.00 (the “Conversion Price”) (as such amount may be adjusted from time to time pursuant to this Certificate of Designations, the “Per Share Conversion Price”).

(b) Conversion Procedures. The optional conversion of shares of Series A Preferred Stock in accordance with Section 5(a) may be effected by a holder of record thereof by making written demand for such conversion (a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein: (i) the number of shares to be converted; (ii) the certificate or certificates representing such shares; and (iii) the proposed date of such conversion, which shall be a business day not less than five (5) nor more than thirty (30) days after the date of such Conversion Demand (the “Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (a “Conversion Notice”) to such holder setting forth therein: (i) the address of the place or places at which the certificate or certificates representing the shares so to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be indorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such holder at such holder’s address as may be set forth in the Conversion Demand. On or before the Conversion Date, the holder of Series A Preferred Stock to be converted shall surrender the certificate or certificates representing such shares, duly indorsed for transferor accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such holder, or its nominee, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. Upon surrender of certificates of Series A Preferred Stock to be converted in part, the Corporation shall issue a balance certificate representing the number of full shares of Series A Preferred Stock not so converted.

(c) Effect of Conversion. All outstanding shares of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Conversion Date, (i) no such share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or other distributions (other than any accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon), to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Conversion Date, all such shares of Series A Preferred Stock shall be retired and canceled and shall not be reissued.

6. Mandatory Conversion.

(a) Trigger Events. Beginning any time after the date thirty (30) trading days after the Effective Date, if the closing price of the sale of shares of Common Stock on the OTC Bulletin Board (or the Corporation’s principal securities exchange, if other than the OTC Bulletin Board) exceeds $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock)~~,~~ for any twenty (20) of the last thirty (30) consecutive trading days and the average daily trading volume of the Common Stock is no less than 100,000 shares per day during such 30-day period, the Series A Preferred Stock shall automatically convert to the Series A Preferred Stock to Common Stock (the “Mandatory Conversion Time”), based on the Conversion Price.

(b) Procedural Requirements. At the Mandatory Conversion Time, all holders of record of shares of Series A Preferred Stock shall be sent written notice of the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, including medallion seal, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to this Section 6, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 14 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series A Preferred Stock converted. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

7. Adjustment of Per Share Conversion Price.

(a) Stock Dividends and Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of any Preferred Stock) (“Common Stock Equivalents”), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective at the close of business on the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective at the close of business on the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If the Corporation, at any time while the Series A Preferred Stock is outstanding, shall sell or grant any option to purchase or sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced and only reduced to equal the Base Share Price (the “Adjusted Conversion Price”). Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 7(b) in respect of an Exempt Issuance. The Corporation shall notify the Holder in writing, no later than five (5) trading days following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms in accordance with Section 7(e) below (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance each share of Series A Preferred Stock shall be convertible into such number of shares of Common Stock based on the Adjusted Conversion Price, regardless of whether the holder accurately refers to the Adjusted Conversion Price in the Demand Notice. As used herein, the term “Exempt Issuance” shall mean (i) any issuance, sale, grant or award of any Common Stock, option or right to purchase Common Stock, or any security convertible into or exchangeable for Common Stock issued or issuable to any officer, director, employee, consultant or advisor of the Corporation pursuant to a bona fide option or equity incentive plan or other agreement or arrangement duly adopted by the Corporation, in consideration for services rendered or to be rendered to the Corporation by such officer, director, employee, consultant or advisor and (ii) any issuance of the Common Stock underlying the Series A Preferred Stock.

(c) Mergers, Etc. In case of any capital reorganization or reclassification, or any consolidation or merger to which the Corporation is a party other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another entity of all or substantially all of the assets of the Corporation, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation but excluding any exchange of securities or merger with another corporation in which the Corporation is a continuing corporation and that does not result in any reclassification of or similar change in the Common Stock), each holder of Series A Preferred Stock shall have the right thereafter to receive on the conversion of the Series A Preferred Stock the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had the Series A Preferred Stock been converted immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 7 with respect to the rights and interests thereafter of the holder of the Series A Preferred Stock to the end that the provisions set forth in this Section 7 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series A Preferred Stock. The above provisions of this Section 7(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The Corporation shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the conversion of the Series A Preferred Stock to be responsible for all of the agreements and obligations of the Corporation hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the holders of the Series A Preferred Stock not less than ten (10) days prior to such event.

(d) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share of Common Stock; provided, however, that any adjustments which by reason of this Section 7(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 7 (other than this Section 7(d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution, if any, to the holders of the Series A Preferred Stock or Common Stock issuable upon the conversion thereof. All calculations under this Section 7 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 7 to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 7, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable.

(e) Whenever the Conversion Price is adjusted as provided in this Section 7 and upon any modification of the rights of the holders of Series A Preferred Stock in accordance with this Section 7, the Corporation shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to each holder of Series A Preferred Stock

(f) Upon the expiration of any rights, options, warrants or conversion privileges with respect to the issuance of which an adjustment to the Conversion Price had been made, if such option, right, warrant or conversion shall not have been exercised, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, to the extent the Series A Preferred Stock has not then been converted, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the fact that Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the fact that such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

8. Notices of Corporate Action. In the event of:

(i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any consolidation or merger involving the Corporation and any other person or any transfer of all or substantially all the assets of the Corporation to any other person; or

(iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; or

(iv) any plan or proposal by the Corporation to register shares of the Common Stock with the SEC; the Corporation will deliver to the holder a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up or (z) the date or expected date of the filing of the initial registration statement with respect to such shares of Common Stock. Such notice shall be furnished at least thirty (30) days prior to the date therein specified; provided, however, if such date is prior to a public announcement relating to the events set forth and on such date the Corporation is either bound by an agreement with a third party of confidentiality with respect to the corporate action the subject of this Section 7, or the Corporation’s securities are traded or quoted on any recognized national securities exchange or quotation system, then such notice shall be provided to each holder of a share of Series A Preferred Stock simultaneously with the notice provided to the Corporation’s stockholders.

9. Mandatory Redemption.

(a) The Corporation shall, upon the second (2nd) anniversary of the original issuance date of the Series A Preferred Stock, redeem all of the outstanding shares of Series A Preferred Stock at an amount equal to 100% of the Agreed Stated Value, plus all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (collectively, the “Redemption Price”); provided, however, if the shares of common stock underlying the Series A Preferred Stock are not available for resale pursuant to an effective registration statement or pursuant to Rule 144 of the Securities Act, each holder of the Series A Preferred Stock shall have the option of retaining its shares of Series A Preferred Stock. Any holder exercising such right to retain its shares of Series A Preferred Stock must notify the Company not later than the close of business on the Redemption Date (as defined below).

(b) Written notice of any redemption of shares of Series A Preferred Stock (a “Notice of Redemption”), specifying the time and place of redemption, shall be mailed by certified mail, return receipt requested, at least thirty (30), and not more than forty-five (45), days prior to the date specified for redemption (the “Redemption Date”), to each registered holder of the shares to be redeemed at the holder’s last address as it appears on the Corporation’s books. On or after the Redemption Date, each holder of shares of Series A Preferred Stock called for redemption shall surrender his certificates for the shares to the Corporation at the place specified in the notice and then the Corporation shall pay the holder (or shall cause such holder to be paid) the Redemption Price in cash.

(c) Receipt of a Notice of Redemption shall not prevent a holder from exercising the conversion rights granted pursuant to Section 5 or the right to retain the Series A Preferred Stock granted pursuant to Section 9(a). Notwithstanding the foregoing and any notice provisions contained in Section 5(b), any holder exercising such conversion rights must make a Conversion Demand (as defined in Section 5(b)) not later than the close of business on the Redemption Date.

(d) Unless the Corporation defaults in the payment in full of the Redemption Price, dividends on the shares called for redemption shall cease to accumulate on the Redemption Date, and all rights of the holders of the shares by reason of their ownership of the shares shall cease on the Redemption Date, except the right to receive the Redemption Price on surrender to the Corporation of the certificates representing the shares. After the Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

(e) Any shares of Series A Preferred Stock redeemed or purchased by the Corporation shall be canceled and shall have the status of authorized and unissued shares of preferred stock, without designation as to series.

10. Voting Rights. Holders of shares of Series A Preferred Stock shall not be entitled to vote as a separate class on any matter, except as otherwise required by law or as expressly provided in this Certificate of Designations or the Certificate of Incorporation. With respect to any matter on which the holders of shares of Common Stock shall be entitled to vote, the holders of the shares of Series A Preferred Stock will vote together with the holders of the Common Stock, and each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion.

11. Consents Required of Holders of Series A Preferred Stock. In addition to the voting rights described in Section 10, for so long as any shares of Series A Preferred Stock remain outstanding, consent of the holders of at least sixty percent (60%) of the then outstanding shares of the Series A Preferred Stock voting together as a class shall be required for: (i) any action that creates any new class or series of equity securities or any other security convertible into equity securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock, (ii) the amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (iii) the declaration or payment of any dividend or distribution on any securities of the Corporation other than the Series A Preferred Stock pursuant to and in accordance with the provisions of this Certificate of Designation for the Series A Preferred Stock, or the authorization of the repurchase of any securities of the Corporation and (iv) the approval of any Liquidation Event, (v) any action that creates or authorizes the creation of any debt security; provided, however, such consent shall not be required if (1) the Corporation’s aggregate indebtedness would not exceed $8,000,000 and (2) the Corporation’s total assets to total liabilities ratio remains greater than or equal to 1.5:1 (as adjusted for any warrant and/or offering liabilities incurred by the Corporation). Notwithstanding anything to the contrary contained in this certificate, the Board from time to time without a vote of the holders of the shares of Series A Preferred Stock, may increase/decrease the number of shares of Common Stock outstanding pursuant to stock splits or combinations affecting all then outstanding shares of Common Stock, subject to shareholder approval of the holders of the Common Stock, if required under applicable law.

12. Restrictions on Transfer. Each certificate representing shares of Series A Preferred Stock and each certificate representing shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES ACQUIRED UPON THE CONVERSION OF THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW.”

13. Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, including shares of Series A Preferred Stock issued as payment of dividends, such number of shares of its Common Stock as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding.

14. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation, or it may round up to the nearest number of whole shares, in the Board’s sole discretion. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

15. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, China Advanced Construction Materials Group, Inc. has caused this Certificate to be signed on its behalf by its Chief Executive Officer, this 9th day of June, 2008.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By:	/s/ Xianfu Han
Name: Xianfu Han
Title: Chief Executive Officer

ATTEST: